EXHIBIT 99.1

Louisiana Bancorp, Inc. Announces Earnings for the Fourth Quarter and Year

METAIRIE, La., Jan. 31, 2014 (GLOBE NEWSWIRE) -- Louisiana Bancorp, Inc. (the "Company") (Nasdaq:LABC), the holding company for Bank of New Orleans (the "Bank"), announced today that the Company's net income for the quarter ended December 31, 2013 was $638,000, or $0.24 per diluted share, a decrease of $87,000 from the quarter ended December 31, 2012. An increase in net interest income of $165,000 and a decrease in non-interest expense of $138,000 were offset by a decrease in non-interest income of $448,000 during the fourth quarter of 2013 compared to the fourth quarter of 2012. The decrease in non-interest income was due to a $430,000 decrease in gains on the sale of residential mortgage loans during the period. For the year ended December 31, 2013, the Company reported net income of $2.7 million, or $1.03 per diluted share, compared to net income of $2.5 million, or $0.90 per diluted share, during the year ended December 31, 2012.

Lawrence J. LeBon, III, Chairman, President and Chief Executive Officer of the Company and the Bank, stated: "On behalf of the Board of Directors, I am pleased to report the results of our operations for the year, which are highlighted by an increase in net income of $201,000, an increase in loans receivable of 16.1%, and an increase in tangible book value per share from $18.79 to $20.07. In 2014, we will continue to leverage the new customer relationships created by the growth in our loan portfolio into long-term core customers of the Bank, which will enhance profitability and build shareholder value."

Total assets were $316.7 million at December 31, 2013, an increase of $4.8 million compared to December 31, 2012. During the twelve months ended December 31, 2013, cash and cash equivalents decreased by $3.7 million to $7.0 million. Total securities available-for-sale were $5.8 million at December 31, 2013, a decrease of $6.4 million compared to December 31, 2012. Total securities held-to-maturity decreased by $20.1 million during 2013, to $47.3 million, at December 31, 2013. The decreases in securities available-for-sale and securities held-to-maturity were due to the contractual and early repayments of principal on mortgage-backed securities and CMOs. Net loans receivable were $247.5 million at December 31, 2013, an increase of $34.3 million, or 16.1%, compared to December 31, 2012. During 2013, our first mortgage loans secured by single family residential loans increased by $31.5 million, our funded home equity loans and lines increased by $2.3 million, and our loans secured by multifamily residential collateral increased by $4.1 million. Our first mortgage loans secured by non-residential commercial real estate decreased by $3.6 million, to $59.2 million, during the year ended December 31, 2013.

Total non-performing loans were $1.3 million at December 31, 2013, a decrease of $124,000 compared to December 31, 2012. Non-performing loans represented 0.53% and 0.68%, respectively, of our total loan portfolio at December 31, 2013 and 2012. At year- end 2013, our non-performing loans were comprised of $20,000 in single-family residential mortgage loans, $32,000 in home equity loans and lines of credit, and $1.3 million in commercial real estate loans. Other real estate owned was $568,000 at December 31, 2013, a decrease of $64,000 compared to December 31, 2012. Total non-performing assets were $1.9 million at December 31, 2013, or 0.60% of total assets.

Total deposits were $202.5 million at December 31, 2013 compared to $196.2 million at December 31, 2012. At December 31, 2013, non-interest bearing deposits were $15.1 million, and interest-bearing deposits were $187.4 million. Total Federal Home Loan Bank advances and other borrowings were $51.0 million and $53.5 million, respectively, at December 31, 2013, and December 31, 2012.

Total shareholders' equity was $57.9 million at December 31, 2013, an increase of $1.2 million from December 31, 2012. During 2013, the Company acquired 149,804 shares of its common stock at a total cost of $2.6 million pursuant to its repurchase plans. Additionally, the Company reissued 19,035 shares of treasury stock upon the exercise of stock options by several directors, which exercises resulted in an aggregate net increase of $219,000 to shareholders' equity. The net effect on our treasury stock of the stock repurchases and the exercise of stock options was an increase of $2.3 million. The increase in our treasury stock account was partially offset by net income of $2.7 million, and the release of 46,034 shares held by the Company's Recognition and Retention Plan Trust which became vested and were released to plan participants during 2013. The release of these shares from the Recognition and Retention Plan Trust increased shareholders' equity by $544,000. On December 31, 2013, the Company released 25,383 shares of stock to participants in the ESOP, which resulted in an increase in shareholders' equity of $441,000. The Bank's Tier 1 leverage ratio, Tier 1 risk-based capital ratio, and total risk-based capital were 14.80%, 25.37%, and 26.58%, respectively, at December 31, 2013.

During the quarter ended December 31, 2013, net interest income was $2.6 million, an increase of $165,000 compared to the quarter ended December 31, 2012. Interest income decreased by $78,000 to $3.3 million during the fourth quarter of 2013 compared to the fourth quarter of 2012. The benefit of a $2.4 million increase in the average balance of interest-earning assets was offset by a 14 basis point decrease in the average yield earned on interest-earning assets.  Interest income on loans receivable was $2.9 million during the fourth quarter of 2013 and $2.7 million during the fourth quarter of 2012.  The average balance of our loans receivable increased by $31.2 million between the respective quarterly periods; however, the average yield on loans receivable decreased by 44 basis points. The average balance of our mortgage-backed securities and CMOs decreased by $24.7 million and the average yield on these securities decreased by one basis point during the fourth quarter of 2013 compared to the fourth quarter of 2012, resulting in a decrease of $191,000 in interest income earned on mortgage-backed securities and CMOs. Interest income on investment securities was $26,000 and $38,000, respectively, and interest income on other interest-earning assets was $6,000 and $5,000, respectively, during the quarterly periods ended December 31, 2013 and 2012.

For the year ended December 31, 2013, net interest income was $10.1 million compared to net interest income of $10.0 million for the year ended December 31, 2012.  Interest income decreased by $1.1 million, to $13.0 million, during 2013 compared to 2012. During 2013, our average interest-earning assets decreased by $2.9 million, to $307.1 million, and the average yield earned on our interest-earning assets decreased by 32 basis points, to 4.24%. Interest income on loans receivable was $11.0 million, with an average yield of 4.72%, for the year ended December 31, 2013 compared to $11.1 million, with an average yield of 5.31%, for the year ended December 31, 2012. The average balance of our mortgage-backed securities and CMOs was $60.4 million during 2013, resulting in interest income of $1.9 million compared to an average balance of $84.5 million during 2012, which generated interest income of $2.8 million. The average yield on our mortgage-backed securities and CMOs was 3.07% and 3.33%, respectively, for the years ended December 31, 2013 and 2012. Interest income on investment securities was $137,000 and interest income on other interest-earning assets was $20,000 during 2013.

Total interest expense was $679,000, with our interest-bearing liabilities having an average cost of 1.13%, during the fourth quarter of 2013, compared to $922,000 and an average cost of 1.54% for the fourth quarter of 2012. The average rate paid on interest-bearing deposits was 0.87% during the quarter ended December 31, 2013, a decrease of 15 basis points from the quarter ended December 31, 2012. Interest expense on borrowings was $274,000 at an average cost of 2.07% during the fourth quarter of 2013, and $456,000 at an average cost of 3.15% during the fourth quarter of 2012.  The decrease in our interest expense on borrowings was primarily due to the maturity of certain higher cost borrowings during the fourth quarter of 2012 and the first and second quarters of 2013, and their subsequent replacement with lower rate wholesale funding. The average interest rate spread for the quarter ended December 31, 2013 was 3.13% compared to 2.86% for the quarter ended December 31, 2012. Our net interest margin, which expresses net interest income as a percentage of average interest-earning assets, was 3.39% and 3.20%, respectively, for three month periods ended December 31, 2013 and 2012.

For the year ended December 31, 2013, total interest expense was $2.9 million, a decrease of $1.3 million compared to the year ended December 31, 2012. Average interest bearing liabilities were $240.1 million for 2013 with an average cost of 1.21% compared to average interest-bearing liabilities of $244.8 million with an average cost of 1.71% during 2012.

The Company recorded a provision for loan losses of $21,000 and $20,000, respectively, during the fourth quarter of 2013 and 2012. Charge-offs during the fourth quarter of 2013 were $10,000, and charge-offs during the fourth quarter of 2012 were $36,000. Our allowance for loan losses was $2.2 and $1.9 million, respectively, at December 31, 2013 and December 31, 2012, or 0.89% of total loans receivable as of each of those dates.

For the year ended December 31, 2013, our provision for loan losses was $264,000 compared to $246,000 during the year ended December 31, 2012. At December 31, 2013, total non-performing loans were $1.3 million, or 0.53% of total loans, and total non-performing assets were $1.9 million, or 0.60% of total assets. Stated as a percentage of non-performing loans, our allowance for loan losses at December 31, 2013 was 167.24%.

Non-interest income for the fourth quarter of 2013 was $333,000, a decrease of $448,000 from the fourth quarter of 2012. Gains on the sale of mortgage loans were $110,000 during the 2013 period compared to $540,000 during the 2012 period. The decrease in gains on the sale of loans between the respective quarterly periods was primarily due to a decrease in refinancing activity as a result of an increase in market rates of interest on mortgage loans during the third and fourth quarters of 2013. Customer service fees were $202,000 during the fourth quarter of 2013, a decrease of $11,000 compared to the fourth quarter of 2012. The Company recognized gains on our equity investment in a small business investment company ("SBIC") of $5,000 and $9,000, respectively, during the fourth quarter of 2013 and the fourth quarter of 2012. Other non-interest income was $16,000 during the fourth quarter of 2013, and $19,000 during the fourth quarter of 2012.

For the year ended December 31, 2013, total non-interest income was $2.2 million, an increase of $12,000 compared to the year ended December 31, 2012. During 2013, the Company recorded an $83,000 increase in customer service fees and a $339,000 decrease in gains on the sale of loans. In addition, during 2013, the Company recognized gains on its SBIC investment of $298,000, an increase of $261,000 compared to 2012.

Total non-interest expense was $2.0 million for the quarter ended December 31, 2013; a decrease of $138,000 compared to the quarter ended December 31, 2012. Salaries and employee benefits expense decreased by $198,000 during the fourth quarter of 2013 compared to the fourth quarter of 2012 due primarily to a reduction in the level of equity compensation associated with our ESOP, stock option and recognition and retention plans. Occupancy expenses were $366,000 during the fourth quarter of 2013, an increase of $26,000 compared to the fourth quarter of 2012. Our estimate for the Louisiana bank shares tax decreased by $7,000 during the fourth quarter of 2013 compared to the fourth quarter of 2012. Our FDIC insurance premiums were $37,000 and $38,000 for the quarterly periods presented in this press release. The net cost of our REO operations increased by $17,000, to $21,000, during the fourth quarter of 2013 compared to the fourth quarter of 2012. Advertising expense increased by $9,000 to $88,000, and legal expenses decreased by $11,000 to $18,000 during the fourth quarter of 2013 compared to the fourth quarter of 2012. Other non-interest expenses were $225,000 for the fourth quarter of 2013, and $198,000 for the fourth quarter of 2012.

Non-interest expense for the year ended December 31, 2013 was $7.9 million, a decrease of $127,000 compared to the year ended December 31, 2012. Salaries and employee benefits expense was $4.6 million during 2013, a decrease of $455,000 compared to 2012. A decrease of $552,000 in our equity compensation plan expenses was partially offset by increases in salaries, health insurance premiums and payroll taxes associated with increased staffing levels. Occupancy expense was $1.4 million and $1.3 million, respectively, for the years ended December 31, 2013 and 2012. This increase was primarily due to the opening of the new branch office during the second quarter of 2012 and increased data processing costs. Our Louisiana bank share tax was $190,000 and our FDIC insurance premium expense was $152,000 for the year ended December 31, 2013. The net cost of REO operations during 2013 was $98,000, a decrease of $5,000 compared to 2012. Advertising expenses increased by $110,000, to $366,000, during 2013 compared to 2012 due primarily to our new checking account campaigns. Legal expenses were $205,000 and other non-interest expenses were $841,000 during the year ended December 31, 2013.

For the quarter ended December 31, 2013, the Company recorded income tax expense of $335,000, a decrease of $59,000 from the quarter ended December 31, 2012. This decrease in income tax expense was primarily due to a decrease in pre-tax income of $146,000 between the respective quarterly periods.

Income tax expense was $1.4 million based on pre-tax income of $4.1 million during 2013 compared to income tax expense of $1.3 million on pre-tax income of $3.8 million during 2012.

This news release contains certain forward-looking statements.  Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include the words "believe," "expect," "anticipate," "intend," "plan," "estimate" or words of similar meaning, or future or conditional verbs such as "will," "would," "should," "could" or "may."

Forward-looking statements, by their nature, are subject to risks and uncertainties. A number of factors ‑ many of which are beyond our control ‑ could cause actual conditions, events or results to differ significantly from those described in the forward-looking statements. Louisiana Bancorp's Annual Report on Form 10-K for the year ended December 31, 2012, which is available from the SEC's website, www.sec.gov, or the Company's website, www.bankofneworleans.net, describes some of these factors, including market rates of interest, competition, risk elements in the loan portfolio, general economic conditions, the level of the allowance for losses on loans, geographic concentration of our business, risks of our growth strategy, dependence on our management team, regulation of our business, increases in deposit insurance premiums and actions by the U. S. government to stabilize the financial markets. Forward-looking statements speak only as of the date they are made. We do not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made or to reflect the occurrence of unanticipated events.

SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA
(Dollars in thousands, except per share amounts)

	December 31,	December 31,
	2013	2012
	(unaudited)

Selected Financial and Other Data:
Total assets	$ 316,708	$ 311,862
Cash and cash equivalents	6,964	10,646
Securities available-for-sale
Investment securities	2,023	6,126
Mortgage-backed securities & CMOs	3,463	5,755
Equity securities	280	258
Securities held-to-maturity
Investment securities	--	--
Mortgage-backed securities & CMOs	47,346	67,454
Loans receivable, net	247,479	213,159
Deposits	202,508	196,206
FHLB advances and other borrowings	51,040	53,454
Shareholders' equity	57,939	56,706

Book Value per Share	$20.07	$18.79

	Three Months Ended Dec. 31,		Year Ended Dec. 31,
	2013	2012	2013	2012
	(unaudited)		(unaudited)
Selected Operating Data:
Total interest income	$ 3,297	$ 3,375	$ 13,026	$ 14,146
Total interest expense	679	922	2,904	4,196
Net interest income	2,618	2,453	10,122	9,950
Provision for loan losses	21	20	264	246
Net interest income after provision for loan losses	2,597	2,433	9,858	9,704
Total non-interest income	333	781	2,160	2,148
Total non-interest expense	1,957	2,095	7,876	8,003
Income before income taxes	973	1,119	4,142	3,849
Income taxes	335	394	1,434	1,342
Net income	$ 638	$ 725	$ 2,708	$ 2,507

Earnings per share:
Basic	$ 0.26	$ 0.28	$ 1.09	$ 0.95
Diluted	$ 0.24	$ 0.26	$ 1.03	$ 0.90
Weighted average shares outstanding
Basic	2,487,348	2,530,688	2,480,894	2,633,316
Diluted	2,632,013	2,676,708	2,620,429	2,774,838

	Three Months Ended Dec. 31,		Year Ended Dec. 31,
	2013	2012	2013	2012

Selected Operating Ratios(1):
Average yield on interest-earning assets	4.26%	4.40%	4.24%	4.56%
Average rate on interest-bearing liabilities	1.13%	1.54%	1.21%	1.71%
Average interest rate spread(2)	3.13%	2.86%	3.03%	2.85%
Net interest margin(2)	3.39%	3.20%	3.30%	3.21%
Average interest-earning assets to average interest-bearing liabilities	129.18%	127.83%	127.93%	126.67%
Net interest income after provision for loan losses to non-interest expense	132.70%	116.13%	125.17%	121.25%
Total non-interest expense to average assets	2.46%	2.66%	2.49%	2.52%
Efficiency ratio(3)	66.32%	64.78%	64.13%	66.15%
Return on average assets	0.80%	0.92%	0.86%	0.79%
Return on average equity	4.45%	5.17%	4.81%	4.42%
Average equity to average assets	18.00%	17.78%	17.83%	17.85%

	At or For the Three Month Period Ended
	Dec. 31,	Sept. 30,	June 30,	March 31,
Asset Quality Ratios(4):	2013	2013	2013	2013
Non-performing loans as a percent of total loans receivable (5) (6)	0.53%	0.99%	0.50%	0.58%
Non-performing assets as a percent of total assets(5)	0.60%	0.95%	0.55%	0.62%
Allowance for loan losses as a percent of non-performing loans	167.24%	89.85%	176.45%	154.12%
Allowance for loan losses as a percent of total loans receivable (6)	0.89%	0.89%	0.88%	0.89%
Net charge-offs during the period to average loans receivable (6)(7)	0.00%	0.00%	-0.02%	0.00%

Capital Ratios(4):
Tier 1 leverage ratio	14.80%	14.39%	14.33%	14.17%
Tier 1 risk-based capital ratio	25.37%	24.82%	24.74%	24.38%
Total risk-based capital ratio	26.58%	26.02%	25.89%	25.52%
_________________________________________

(1) All operating ratios are based on average monthly balances during the indicated periods and are annualized where appropriate.

(2) Average interest rate spread represents the difference between the average yield on interest-earning assets and the average rate paid on interest-bearing liabilities, and net interest margin represents net interest income as a percentage of average interest-earning assets.

(3) The efficiency ratio represents the ratio of non-interest expense divided by the sum of net interest income and non-interest income.

(4) Asset quality ratios and capital ratios are end of period ratios, except for net charge-offs to average loans receivable. Capital ratios are for the Bank, only.

(5) Non-performing assets consist of non-performing loans and real estate owned. Non-performing loans consist of all non-accruing loans and accruing loans 90 days or more past due. Non-performing loans are reported gross of allowance for loan losses.

(6) Loans receivable are presented before the allowance for loan losses but include deferred costs/fees.

(7) Net charge-offs are presented on a quarterly basis.
CONTACT: Lawrence J. LeBon, III,
         Chairman, President &
         Chief Executive Officer

         or

         John LeBlanc,
         EVP & Chief Financial Officer
         Telephone: (504) 834-1190